Exhibit 99.1

CONTACTS:	Douglas Maffei, PhD, Investors
(650) 522-2739

Marni Kottle, Media
(650) 522-5388

For Immediate Release

ANTHONY WELTERS JOINS GILEAD SCIENCES’ BOARD OF DIRECTORS

Foster City, Calif., October 22, 2020 – Gilead Sciences, Inc. (Nasdaq: GILD) announced today that Anthony Welters has been appointed to the company’s Board of Directors.

Mr. Welters retired in 2016 as Senior Adviser to the Office of the CEO of UnitedHealth Group (UHG), an organization that serves more than 100 million people worldwide through its health and well-being companies. During his tenure at UHG, Mr. Welters served as Executive Vice President and a Member of the Office of the CEO and led the company’s Public and Senior Markets Group. He joined UHG following its acquisition of AmeriChoice, a healthcare company he founded in 1989. He currently serves on the public boards of Loews Corporation and the Carlyle Group. He is the Executive Chairman of the BlackIvy Group, an organization focused on building and growing commercial enterprises in Sub-Saharan Africa; Chairman of Somatus, Inc., a value-based care company; and a member of the Board of Directors for Parachute Health, a healthcare technology platform company for clinicians, insurance companies and medical supply distributors. Mr. Welters is also Trustee Emeritus of the Morehouse School of Medicine Board of Trustees, Chairman Emeritus of the Board of New York University School of Law, as well as Vice Chairman of the Board of New York University and a Trustee of NYU Langone Medical Center.

“We are very pleased to welcome Tony Welters to our Board of Directors,” said Daniel O’Day, Chairman and Chief Executive Officer of Gilead Sciences. “Tony understands the urgency of delivering exceptional healthcare to communities most in need. His extensive experience in the health insurance and managed care industry will bring important perspective to our board as we continue our work to deliver transformational medicines to patients.”

About Gilead Sciences

Gilead Sciences, Inc. is a research-based biopharmaceutical company that discovers, develops and commercializes innovative medicines in areas of unmet medical need. The company strives to transform and simplify care for people with life-threatening illnesses around the world. Gilead has operations in more than 35 countries worldwide, with headquarters in Foster City, California.

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For more information on Gilead Sciences, please visit the company’s website at www.gilead.com, follow Gilead on Twitter (@GileadSciences) or call Gilead Public Affairs at 1-800-GILEAD-5 or 1-650-574-3000.

Gilead Sciences, Inc. 333 Lakeside Drive Foster City, CA 94404 USA	www.gilead.com

phone 650 574 3000 facsimile 650 578 9264